UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

April 30, 2024

Date of Report (Date of Earliest Event Reported)

LENDWAY, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-13471	41-1656308
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5000 West 36th Street, Suite 220 Minneapolis, Minnesota	55416
(Address of Principal Executive Offices)	(Zip Code)

(763) 392-6200

(Registrant’s Telephone Number, Including Area Code)

________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	LDWY	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter):

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On May 2, 2024, the Board of Directors (the “Board”) of Lendway, Inc. (the “Company”) appointed Elizabeth E. McShane to serve as our Chief Financial Officer, Treasurer and Secretary, effective as of May 20, 2024. Ms. McShane, age 46, most recently served as Vice President and Corporate Controller at Regis Corporation since October 2021. Previously, she served as Associate Vice President Consolidations, Technical Accounting and Reporting from 2018 to October 2021. She started her professional career at Arthur Anderson, built a foundation in public accounting with over nine years of service in audit at KPMG and she honed her SEC reporting skills as Director of SEC Reporting at Heidrick and Struggles. Ms. McShane holds Bachelor of Business Administration and Master of Science Accountancy degrees, both from the Mendoza College of Business at the University of Notre Dame.

As of the same date, we entered into an employment agreement with Ms. McShane that will take effect upon the commencement of her employment on May 20, 2024, pursuant to which she will receive an initial base salary of $225,000.

For each of our fiscal quarters, beginning with the second quarter of 2024, Ms. McShane will be eligible to earn and receive a discretionary quarterly cash incentive compensation award, with a target quarterly cash incentive compensation award of 35% and a maximum quarterly cash incentive compensation award of 65%, in each case based on the base salary paid to her during that quarter, with no minimum guaranteed quarterly cash incentive amount. The actual amount of any quarterly cash incentive award will be determined by the Governance, Compensation and Nominating Committee in its sole discretion. Performance targets for annual or quarterly cash incentive compensation also may be determined by the Board in its discretion. Ms. McShane will also be eligible to participate in our other benefits programs, including awards under our employee stock purchase plan and other equity incentive plans.

The employment agreement further provides that, if Ms. McShane’s employment is terminated by us for any reason other than “cause” (as defined in the agreement), then, provided that she signs a release and agrees to post-termination restrictive covenants, she will be eligible to receive accrued and unpaid compensation as well as the sum of six months of her annualize base salary as of the date of the termination, less all legally required and authorized deductions and withholdings, payable in substantially equal increments during the six-month period following the termination date. So long as she is employed by us longer than one year, that amount will increase by one month for every full year of service, up to a total of twelve months.

On April 30, 2024, Zackery A. Weber, our current Vice President of Finance and principal financial and accounting officer, informed us of his intent to resign from all positions with the Company, effective June 3, 2024, citing “good reason.” The Company previously agreed to extend the period during which Mr. Weber could assert “good reason” with respect to the August 2023 sale of our in-store marketing business through April 15, 2024 and had further agreed to extend that period through April 30, 2024 pursuant to a letter agreement dated April 16, 2024. Mr. Weber has expressed his commitment to ensuring a smooth transition of his responsibilities.

The foregoing description of the material terms of Ms. McShane’s employment agreement and Mr. Weber’s letter agreement are each qualified by the text of such agreement, which is filed as Exhibits 10.1 and 10.2 to this report, respectively, and incorporated by reference into this Item 5.02.

Item 7.01 Regulation FD Disclosure.

On May 6, 2024, the Company issued a press release announcing Ms. McShane’s selection to serve as Chief Financial Officer, the text of which is furnished as Exhibit 99.1 to this report.

The information in this Item 7.01 and Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. This information shall not be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference to such disclosure in this Form 8-K in such a filing.

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Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement with Elizabeth E. McShane, dated May 2, 2024
10.2	Letter Agreement with Zackery A. Weber, dated April 16, 2024
99.1	Press Release dated May 6, 2024
104	Cover Page Interactive Data File

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

LENDWAY, INC.

Date: May 6, 2024	By:	/s/ Randy D. Uglem
Randy D. Uglem
Chief Executive Officer

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